Exhibit 99.1
United Components Appoints Daniel J. Johnston as CFO
EVANSVILLE, IN June 11, 2007 —  United Components, Inc. (UCI) announced today that its board of directors has appointed Daniel J. Johnston as UCI’s new Chief Financial Officer. Johnston will also serve as a member of the board of directors.
Johnston, 49, comes to UCI from Solae, LLC, a $1 billion dollar producer of soy-based food products, where he was Vice President and Chief Financial Officer. Prior to Solae, he spent more than 10 years in senior financial and operational positions at United Industries Corporation, a manufacturer of consumer packaged goods, which was sold to Rayovac Corporation in 2005.
“We are thrilled to have Dan Johnston join the UCI team,” said Bruce Zorich, Chief Executive Officer of UCI. “Dan has an excellent financial and operational background, and a proven track record as a successful CFO. On a personal and professional level, he’ll be a great fit for our organization.”
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
For More Information, Contact:
Mike Malady, Vice President, Human Resources (812) 867-4713